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Exhibit 10.12

Executive Cash Bonus Plan
Proposal

GENERAL

Purpose
The Board of Directors of DivX, Inc. (the "Company") seeks to promote and reward the attainment of certain objectives by the members of the Company's senior management via an Executive Cash Bonus Plan ("ECBP"). The objectives are:
• Revenue growth
• Earnings growth
• Future period (beyond 2006) growth
In order to create incentives at the most effective level of the Company, each member of the executive staff will be included in this plan. It is believed that this structure will foster greater levels of teamwork within the increasingly segregated operations within the Company.

The ECBP is separate and apart from any equity-based awards that the Compensation Committee will provide to senior members of management, and may be changed/modified by the Board of Directors at any time.
Metrics
The two basic metrics shall be indicative of business growth, wisely pursued. They shall be defined as revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA")[1]. The basic metrics shall be quantified by using the escalating-target approach. Targets shall escalate and payout bonuses in the following manner:

—2006—

Target and Level	Bonus
BRONZE
(i.e., Minimum Performance Generating EBP payouts)
Requires both of the following:	20% of base salary for combination
• Revenue of $54 million
• EBITDA of $4.0 million

1 Calculated inclusive of the effect of the ECBP.

Target and Level	Bonus
SILVER
(i.e., Second-Level Performance Generating EBP payouts)
Requires both of the following:	40% of base salary for combination
• Revenue of $55 million
• EBITDA of $6.0 million
GOLD
(i.e., Escalating-Target Performance Generating Escalating ECBP payouts)
Each metric will be bonused separately for GOLD performance::
• Revenue $56 M to $62 M	Ratable from 20% of base to 50% (20% at $56M to 50% at $62M)
Plus
• EBITDA $6 M to $10 M	Ratable from 20% of base to 50% (20% at $6M to 50% at $10 M)
PLATINUM
(i.e., Escalating-Target Performance Generating Escalating ECBP payouts)
Each metric will be bonused separately for the preceding GOLD performance. In addition, provided a minimum of $62 million in revenue has been reached:
For EBITDA less Excess	Ratable portion of 10% EBITDA less
CapEx over Budget > $10 M	Excess CapEx over budget >$10M

Bonus Calculations and Payments

  Calculations and payments of the bonuses will two-tiered in order to promote focus on both near-term (quarterly) and long-term (annual) performance. Annual targets will be divided up into seasonally forecast Quarterly targets. In order to get the full payout at any level (Gold, Silver, or Bronze), both annual and quarterly targets must be achieved. Any payments will be paid in arrears for the prior performance period (whether annually or quarterly) subsequent to the Audit Committee's approval of Financial results. Target relief, if granted by the board, shall redefine required performance levels.

  The Quarterly Performance(s) Can Lead to up to One-Half Total Payout.

  Each Quarterly target, when and if attained, shall generate one-half of the total eligible percentage calculation and payout, multiplied by one quarter. Thus, if all quarterly targets are achieved, one-half of the total eligible percentage bonus shall be paid on a quarterly basis. If a quarterly target is missed, the associated "half" of the total potential percentage payout is not eligible for reclamation in future quarters.

  The Annual Target Can Lead to up to One-Half Total Payout.

  The Annual Target(s), if achieved, will lead to the "other" half of the percentage-calculated payout after the close of the year. Although the a missed quarterly bonus would not be eligible for reclamation in future quarters, in order to achieve annual targets and related bonuses, the performance shortfall in any interim quarter would need to be reclaimed in a subsequent quarter in order to earn the annual-target based portion(s) of the ECBP.

—2007—

Metrics and Payouts

  The features of the plan (payout percentages, etc.) will be identical, however, the quantification of the metrics will be subject to board identification and approval, and the percentage payouts will each be exactly doubled for 2007. In this way, a target accomplished in 2007 is worth twice that of 2006.

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Executive Cash Bonus Plan Proposal
—2006—
—2007—